Filed pursuant to Rule 433

Registration No. 333-162414

Dated October 27, 2009

Follow-On Common Stock Offering October 2009

Safe Harbor The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and various legal, regulatory and litigation risks; as well as additional risks factors discussed in the reports filed by the Company with the SEC, which are available on its website at www.sec.gov. Before you invest, you should review such risk factors, including the risk factors set forth in the registration statement (including a prospectus) filed with the SEC for the offering to which this communication relates. Except as required by law, the Company undertakes no obligation to update any information. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-800-4693.

Introductions Pacific Premier Bancorp, Inc. Steven R. Gardner President & Chief Executive Officer Mike Karr Senior Vice President & Chief Credit Officer

Offering Term Sheet Issuer: Pacific Premier Bancorp, Inc. (PPBI) Security: Common Stock Offering Size: $20 million Over-Allotment: 15% Closing Price: $3.99 as of October 23, 2009 Pre-Offering Market Cap.: $19.96 million Pre-Offering Shares Out.: 5,003,451 Sole Book Manager: Howe Barnes Hoefer & Arnett Expected Pricing Date: November 3, 2009 Exchange: NASDAQ Global Market

History In 1983, Pacific Premier Bank (the “Bank”) was founded and later expanded into subprime lending By 1999, growing losses prompted the Bank to refocus its strategy In 2000, the current management team took over and developed a three phase strategic plan to transform the Bank from a nationwide subprime lender into a traditional Community Bank Phase 1 – Recapitalize Pacific Premier Issued $12 million note and warrants Lowered the risk profile of the Bank Phase 2 – Return to Profitability Grew the balance sheet Raised $27 million via secondary offering Retired $12 million note Sustained profitability Phase 3 – Transition into Commercial Bank Recruit experienced bankers Expand market footprint Offer new products and services Diversify loan and deposit portfolios

Strong Management Team Management Position Age Years with PPBI Industry Experience Steve Gardner President & Chief Executive Officer 48 9 24 Eddie Wilcox Executive Vice President & Chief Banking Officer 43 6 22 Kent Smith Senior Vice President & Chief Financial Officer 47 1 21 Mike Karr Senior Vice President & Chief Credit Officer 40 4 19 Steve Arnold Senior Vice President & Corporate Counsel 39 6 13 Tom Rice Senior Vice President & Chief Information Officer 38 1 17

Current Profile 1 Branch in San Bernardino County 5 Branches in Orange County Headquarters: Costa Mesa, California Total Assets: $847.9 million Net Loans: $576.5 million Total Deposits: $606.4 million Total Cap Ratio: 11.96% Regional Focus: Southern California Business Focus: Small and middle market businesses Branches: 6 locations As of September 30, 2009 PPBI Branch

Why are We Raising Capital? Capital is the key offensive weapon: Southern California is “ground zero” for failed and troubled institutions Capital positions us to participate in FDIC assisted transactions and asset acquisitions Organic growth opportunities from dislocated customers and talented banking professionals Economic, industry and regulatory outlook: Unpredictable outcomes Increasing pressures and capital expectations from regulators

Expansion Opportunities Texas ratio defined as NPAs / tangible equity plus loan loss reserves; Circle radius represents 100 miles SoCal Stressed Institutions Possible failures as of June 30, 2009 within 100 miles of Costa Mesa, California Texas Ratio # of Institutions Near term 100% + 9 Longer term 50% to 100% 19 Possible near and longer term failures Texas Ratio > 100% Texas Ratio b/t 50-100% dollars in billions Total Assets 27.4 $ Total Deposits 21.8 Total Core Deposits 15.2 Total Loans 20.3 Total Branches 231

Recent FDIC Assisted Transactions July 17, 2009 - Zions Bancorporation assumes Vineyard National Bank in a loss share transaction $146 million in pre-tax acquisition related gains, approximately 9% of assets assumed August 28, 2009 - PacWest Bancorp assumes Affinity Bank in a loss share transaction $45 million after tax 141 (R) gain, approximately 9% of assets assumed on a pre-tax basis(1) October 16, 2009 - CVB Financial Corp. assumes San Joaquin Bank in a loss share transaction $53 million estimated pre-tax gain, approximately 7% of assets assumed (1) Pre-tax basis is approximated using the reported after tax $45 million gain and a tax rate of 40% Information obtained from public filings made with the SEC and press releases

Strong Capital Ratios Strong capital position allows flexibility to pursue profitable opportunities Pacific Premier Bancorp, Inc., Minimum requirement for “Well-Capitalized” institutions Pacific Premier Bancorp, Inc., – pro forma* * Pro forma calculations assume no exercise of the underwriters’ over-allotment option and net proceeds of approximately $18.7 million. 5.00% 6.00% 10.00% 8.56% 10.67% 11.85% 10.76% 13.74% 14.92% As of June 30, 2009 0.00% 5.00% 10.00% 15.00% Tier 1 leverage ratio Tier 1 risk-based capital ratio Total risk-based capital ratio

3rd Quarter 2009 Update Key Metric Comment Earnings Slight net loss of $7,000 or less than $0.01 per share Provision A $1.3 million increase in provision for loan losses Deposits Deposits totaled $606.4 million, up $149.3 million, or 32.7% from December 31, 2008 Credit Quality Non-performing assets of $13.4 million or 1.58% of total assets, compared with 0.71% at year end 2008 Charge-offs totaled $1.1 million Two commercial real estate loans totaling $1.2 million were placed on nonaccrual status Capital Ratio Total risk-based capital ratio of 11.96% Tier 1 risk-based capital ratio of 10.71% Tier 1 leverage ratio of 8.08%

Financial Overview At or For the Six Months Ended At or For the Year Ended December 31, June 30, 2009 2008 2007 2006 Balance Sheet (dollars in thousands) Total assets $ 788,422 $ 739,956 $ 763,420 $ 730,874 Total loans 603,232 629,019 627,461 608,642 Total deposits 549,107 457,128 386,735 339,449 Total borrowings 176,810 220,210 308,275 326,801 Total stockholders’ equity 58,015 57,548 60,750 58,038 Statement of Operations Net interest income 11,263 21,118 18,266 17,125 Provision for loan losses 3,534 2,241 1,651 531 Net income (loss) (176) 708 3,619 7,428 Profitability (%) Return on assets (0.05) 0.09 0.50 1.07 Return on equity (0.61) 1.20 6.03 13.47 Asset Quality (%) Non-performing assets to total assets 1.70 0.71 0.64 0.10 Allowance for loan losses to total loans 1.19 0.94 0.73 0.58

Conservative Lending Culture No construction No condominiums As of June 30, 2009 Gross Loans: $603.2 million Weighted average yield: 6.65%

Excellent Loan Quality Nonperforming Assets to Total Assets Peers consist of California commercial banks between $500 million and $1 billion, as of the end of the period covered. Source: FDIC

Investment Portfolio As of June 30, 2009 (dollars in millions) In October, private label MBS totaled $9.0 million.

Diversified Deposits Strong, consistent deposit growth matched with excellent core funding and a minimal reliance on wholesale / brokered deposits 32% QTD Annualized Growth 45% QTD Annualized Growth 42% QTD Annualized Growth As of June 30, 2009

Key Takeaways FDIC assisted transactions Unique opportunity Increase capital through FAS 141 (R) gains Capitalize on fragmented Southern California banking industry Asset acquisitions Quality loans and deposits in our core targeted markets Market share growth Gain customers who are unsatisfied with their banks in the current environment

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